Exhibit 99.1
Contact: Richard Crowley
Micrel, Incorporated
2180 Fortune Drive
San Jose, CA 95131
Phone:   (408) 944-0800
                                                                [Micrel Logo]
Press Release

                  MICREL ANNOUNCES THIRD QUARTER 2004 RESULTS

   San Jose, CA, October 21, 2004 - Micrel, Incorporated (Nasdaq NM: MCRL), an industry leader in Power, Connect and Protect? IC solutions, today reported financial results for the quarter ended September 30, 2004.
Micrel's third quarter revenues of $67.9 million increased 27 percent from the $53.4 million reported in the year ago period, and declined 2 percent from the $69.0 million reported in the second quarter of this year. Third quarter revenue was consistent with the updated guidance the Company provided on October 1, 2004.


   Third quarter net income was $7.5 million or $0.08 per diluted share, compared with net income of $1.6 million or $0.02 per diluted share in the year ago period and $14 million, or $0.15 per diluted share in the second quarter, which included a $6.3 million after-tax benefit from one-time credits, equivalent to $0.07 per diluted share. Included in third quarter net income was $596 thousand of non-cash, pre-tax deferred stock compensation expense and an additional $437 thousand charge related to the exit of the Company's Santa Clara, California wafer fabrication facility. The charge is associated with the continued softness in the Silicon Valley commercial real estate market, which has prevented the Company from sub-leasing the facility.


   "During the third quarter, our customers reacted quickly to shorter semiconductor lead times and uncertain economic conditions by reducing their order rates," stated Ray Zinn, president and chief executive officer of Micrel. "Although revenues declined slightly on a sequential basis, gross margin, operating margin and cash flows remained solid. Despite lower than expected revenues, our inventories remain in control."

Micrel announces Third Quarter 2004 Results
Page 2


   Outlook
   -------

       "In the current environment, Micrel will continue to focus on cost control and margin improvement," continued Mr. Zinn. "The unseasonable weakness in the third quarter, overall slowness in the semiconductor industry and the uncertain growth rate of the world economy, makes it difficult to predict near term demand." Based on current backlog levels and demand projections, the Company estimates that fourth quarter 2004 sequential revenues will be approximately flat. At this time, Micrel estimates that fourth quarter revenue will be in a range of $65 million to $69 million. Depending on level of revenue and sales mix, fourth quarter earnings per diluted share are projected to be between $0.07 and $0.09.


   New Products
   ------------
   During the quarter, Micrel released 16 new best-in-class products.
Among the new product releases were two Precision Edge? High Bandwidth 2x2 ultra fast crosspoint switches, ideal for demanding networking applications requiring low jitter and high crosstalk isolation between channels. In the analog arena, the Company continued to expand its best-in-class RF product offering through the release of a QwikRadio(R) Low-Power UHF Receiver aimed at meeting growing demand for RF applications in the automotive, industrial and consumer markets and a new RadioWire transceiver targeted at European frequencies. The Company also enhanced its leadership position in LDOs by releasing the MIC5319 ultra-low noise 500mA regulator that is used to provide power to portable and handheld electronics. In addition, the Company continued to expand its product offering for MOSFET Drivers, releasing a new 100V series designed to enhance performance in high voltage power supplies used in networking, datacom, telecom, and industrial applications. Finally, Micrel augmented its family of hot-swap power controller solutions with the introduction of a dual-slot, multi-rail, hot-swap power controller aimed at next-generation mid- and high-end servers and general purpose hot-plug power control applications complying with PCI Express.


   Conference Call
   ---------------
   The Company will host a conference call at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) today, October 21, 2004. Chief Executive Officer Raymond Zinn and Chief Financial Officer Richard Crowley will present an overview of third quarter 2004 financial results, discuss current business conditions and then respond to questions.

                                     -more-
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Micrel announces Third Quarter 2004 Results
Page 3



   The call is available, live, to any interested party on a listen only basis by dialing (303) 275-2170 or (800) 240-2134. Interested callers should dial in at least five minutes before the scheduled start time and ask to be connected to the Micrel, Incorporated Conference Call. A live webcast will also be available through www.vcall.com. An audio replay of the conference call will be available through October 28, 2004, by dialing (303) 590-3000 or
(800) 405-2236 and entering access code number 11011490. The webcast replay will also be available on the Company's website at www.micrel.com.



SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM
ACT OF 1995

   This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the following topics: our expectations regarding future financial results, including revenues, gross margin, earnings per share, customer demand, turns fill and expense levels; and the nature of industry trends and the world economy. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Those risks and uncertainties include, but are not limited to, such factors as: softness in demand for our products; customer decisions to cancel, reschedule, or delay orders for our products; economic or financial difficulties experienced by our customers; the effect of business conditions in the computer, telecommunications and industrial markets; the impact of any previous or future acquisitions; changes in demand for networking or high bandwidth communications products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company's financial statements; the global economic situation; the timely and successful development and market acceptance of new products and upgrades to existing products; softness in the economy and the U.S. stock markets as a whole; fluctuations in the market price of Micrel's common stock and other market conditions; the effect of the Company's restatement of previous financial statements; the difficulty of predicting our future cash needs; the nature of other investment opportunities available to the Company from time to time; and Micrel's operating cash flow. For further discussion of these risks and uncertainties, we refer you to the documents the Company files with the SEC from time to time, including the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

                                     -more-
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Micrel announces Third Quarter 2004 Results
Page 4



All forward-looking statements are made as of today, and the Company disclaims any duty to update such statements.


About Micrel

   Micrel, Inc. is an industry leader in power, connect and protect IC solutions. Micrel manufactures advanced high-performance analog, mixed-signal and digital ICs. These products include low drop-out and switching voltage regulators, PCMCIA and USB power controllers, high speed communications interfaces, operational amplifiers, comparators, voltage references, power drivers, RF devices, high speed logic and clock management ICs. Applications for these products include palmtop, notebook and desktop computers, computer peripherals, cellular phones, high speed communications systems, fiber optic communications modules, automatic test equipment, consumer electronics, industrial and process control products and avionics systems. Micrel also designs, develops and markets PHYs, repeaters and switches for Ethernet, Fast Ethernet and Gigabit Ethernet applications.

   For further information, contact Richard Crowley at: Micrel, Incorporated, 2180 Fortune Drive, San Jose, California 95131, (408) 944-0800; or visit our website at http://www.micrel.com.

-------------------------------------------------------------------------------
Power, Connect and Protect is a trademark of Micrel, Inc.

-more--
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MICREL ANNOUNCES THIRD QUARTER 2004 RESULTS
October 21, 2004
Page 5



                             MICREL, INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)
                                  (Unaudited)

                                    Three Months Ended     Nine Months Ended
                                       September 30,           December 31,
                                   --------------------   --------------------
                                      2004       2003        2004       2003
                                   ---------  ---------   ---------  ---------
Net revenues                       $  67,853  $  53,364   $ 198,110  $ 153,428

Cost of revenues(1)                   34,598     32,160     102,933     93,451
                                   ---------  ---------   ---------  ---------

Gross profit                          33,255     21,204      95,177     59,977
                                   ---------  ---------   ---------  ---------

Operating expenses:
  Research and development            11,145     11,500      31,390     36,325
  Selling, general and
   administrative                      9,955      7,263      27,394     20,837
  Amortization of deferred
   stock compensation(1)                 487        834       1,659      2,515
  Purchased in-process technology         -          -          480         -
  Manufacturing facility impairment       -        (624)         -        (624)
  Restructuring expense                  437        286         437        286
                                   ---------  ---------   ---------  ---------
    Total operating expenses          22,024     19,259      61,360     59,339
                                   ---------  ---------   ---------  ---------

Income from operations                11,231      1,945      33,817        638
Other income, net                        363        150         901        497
                                   ---------  ---------   ---------  ---------

Income before income taxes            11,594      2,095      34,718      1,135
Provision for income taxes             4,058        482       8,559         261
                                   ---------  ---------   ---------  ---------

Net income                         $   7,536  $   1,613   $  26,159  $     874
                                   =========  =========   =========  =========

Net income per share:
  Basic                            $    0.08  $    0.02   $    0.28  $    0.01
                                   =========  =========   =========  =========
  Diluted                          $    0.08  $    0.02   $    0.28  $    0.01
                                   =========  =========   =========  =========

Shares used in computing per
 share amounts:
  Basic                               91,252     92,032      91,968     92,174
                                   =========  =========   =========  =========
  Diluted                             91,996     93,735      93,735     93,317
                                   =========  =========   =========  =========

(1) Amortization of deferred stock
     compensation included in:
      Cost of revenues             $     109  $     279   $     479  $     870
                                   =========  =========   =========  =========
      Research and development     $     173  $     462   $     609  $   1,471
      Selling, general and
       administrative                    314        372       1,050      1,044
                                   ---------  ---------   ---------  ---------
       Total Operating expenses    $     487  $     834   $   1,659  $   2,515
                                   =========  =========   =========  =========


MICREL ANNOUNCES THIRD QUARTER 2004 RESULTS
October 21, 2004
Page 6


                              MICREL, INCORPORATED
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                  (Unaudited)

                                                   September 30,  December 31,
                                                       2004          2003
                                                   ------------   ------------
ASSETS
CURRENT ASSETS:
  Cash, cash equivalents and short-term investments $  148,583     $  140,059
  Accounts receivable, net                              39,158         33,084
  Inventories                                           37,218         31,108
  Deferred income taxes                                 30,252         34,294
  Other current assets                                   1,642          2,132
                                                    ----------     ----------
    Total current assets                               256,853        240,677

LONG-TERM INVESTMENTS                                    2,009             -
PROPERTY, PLANT AND EQUIPMENT, NET                      83,966         87,993
INTANGIBLE ASSETS, NET                                   7,659          5,771
DEFERRED INCOME TAXES                                       -           2,483
OTHER ASSETS                                               454            515
                                                    ----------     ----------
TOTAL                                               $  350,941     $  337,439
                                                    ==========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                                  $   18,057     $   12,897
  Taxes payable                                          4,848          7,627
  Deferred income on shipments to distributors          16,336         12,272
  Other current liabilities                             15,229         12,152
  Current portion of long-term debt                        328            703
                                                    ----------     ----------
    Total current liabilities                           54,798         45,651

LONG-TERM DEBT                                           3,350          3,280
DEFERRED INCOME TAXES                                    3,235             -
OTHER LONG-TERM OBLIGATIONS                              2,243          4,899

SHAREHOLDERS' EQUITY:
  Common stock                                         135,216        160,015
  Deferred stock compensation                           (1,598)        (3,954)
  Accumulated other comprehensive loss                     (35)           (25)
  Retained earnings                                    153,732        127,573
                                                    ----------     ----------
TOTAL SHAREHOLDERS' EQUITY                             287,315        283,609
                                                    ----------     ----------
TOTAL                                               $  350,941     $  337,439
                                                    ==========     ==========
